Exhibit 5.1

1600 West End Avenue
Suite 800
Nashville, TN 37203-3494 U.S.A.
(615) 621-6100
Fax (574) 296-2535

www.btlaw.com

March 30, 2026

M-tron Industries, Inc.

2525 Shader Road

Orlando, Florida 32804

Re: Registration Statement on Form S-3 (File No. 333-284635)

Ladies and Gentlemen:

We have acted as counsel to M-tron Industries, Inc., a Delaware corporation (the “Company”), in connection with the Prospectus Supplement, dated March 30, 2026 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), which supplements the base prospectus dated February 11, 2025 (together with the Prospectus Supplement, the “Prospectus”) included in the Company’s Registration Statement on Form S-3 (File No. 333-284635), which was declared effective on February 11, 2025 (such Registration Statement in the form in which it became effective is referred to herein as the “Registration Statement”), to register under the Securities Act an aggregate of 3,566,812 transferable subscription rights (the “Rights”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and 713,362 shares of Common Stock (the “Shares”) issuable upon exercise of the Rights.

The Company proposes to distribute the Rights to holders of Common Stock as of 5:00 p.m., Eastern Time, on March 27, 2026 (the “Record Date”), with each holder receiving one (1) Right for each share of Common Stock held as of the Record Date. When exercisable, five (5) Rights will entitle the holder to purchase one (1) share of Common Stock at an exercise price to be determined by the Company’s Board of Directors (the “Board”), representing an approximate discount to the volume weighted average trading price of the Common Stock over a specified trading day period prior to the commencement of the distribution of the Rights (the “Rights Distribution”); following the Rights Distribution, the Company proposes to issue the Shares upon exercise of the Rights, all in accordance with, and as more fully set forth in, the Prospectus. We are furnishing this opinion letter pursuant to Item 601(b)(5) of the Commission’s Regulation S-K.

In connection with our opinion below, we have examined the Amended and Restated Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on August 3, 2022 (the “Charter”), the Amended and Restated Bylaws of the Company (the “Bylaws”), records of proceedings of the Board, or committees thereof, of the Company deemed by us to be relevant to this opinion letter, the proposed form of the Rights certificate, and the Registration Statement, including the Prospectus contained therein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinions set forth herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.  As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinions hereinafter set forth.  Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Our opinions set forth below are limited to the General Corporation Law of the State of Delaware, the federal laws of the United States, and reported judicial decisions interpreting such laws that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Registration Statement, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinions rendered by us consist of those matters set forth in the paragraphs numbered 1 and 2 below, and no opinion may be implied or inferred beyond the opinions expressly stated.  Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Based upon the foregoing, it is our opinion that:

1.

The Rights have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Rights Distribution, including actions to be taken by the Board prior to the Rights Distribution to establish the pricing or other terms of the Rights dependent upon the offering date, as described in the Prospectus, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2.

The Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of such issued and delivered Rights, as contemplated in the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed by the Company with the Commission and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Barnes & Thornburg LLP